Aug 9, 2005 13:34 ET

Margo Caribe, Inc. Reports a 68% Increase in Sales and Improved Earnings for the Second Quarter Ending June 30, 2005

VEGA ALTA, Puerto Rico, Aug. 9 /PRNewswire-FirstCall/ -- Margo Caribe, Inc., (NASDAQ:MRGO) and its subsidiaries (collectively referred to as the "Company") reported operating results for the second quarter ending June 30, 2005, and six months ended June 30, 2005.

Net sales for the second quarter ended June 30, 2005, were $3,279,000, an increase of approximately 68% or $1,328,000, in comparison with the second quarter ended June 30, 2004. Income from operations for the second quarter ended June 30, 2005, was $206,000, compared to a loss from operations for the second quarter ended June 30, 2004, of $258,000. Net income for the second quarter ended June 30, 2005, was $162,000, compared to a net loss of approximately $212,000 for the second quarter ended June 30, 2004. Fully diluted income per common share for the second quarter ended June 30, 2005, was $0.07, compared to fully diluted loss per common share of $0.10 for the second quarter ended June 30, 2004.

Net sales for the six months ended June 30, 2005, were $5,753,000, which is an increase of approximately 28% or $1,615,000, in comparison with the six months ended June 30, 2004. Income from operations for the six months ended June 30, 2005, was $217,000, compared to a loss from operations for the six months ended June 30, 2004, of $296,000. Net income for the six months ended June 30, 2005, was $186,000, compared to a net loss of approximately $191,000, for the six months ended June 30, 2004. Fully diluted income per common share for the six months ended June 30, 2005, was $0.08, compared to fully diluted loss per common share of $0.09 for the six months ended June 30, 2004.

President and COO Highlights

Juan B. Medina, the Company's President and Chief Operating Officer, stated that, "Our growth in net sales and improvement in net income continued during the second quarter for 2005 as expected. The new business model established in 2005 is a result of the implementation of our business strategy developed at the beginning of the year 2004 and has begun to provide positive results. The expansion of our operations in the U.S. market through our new wholly owned subsidiary, Margo State Line, Inc., has broadened the scope of our business and increased our business opportunities through other distribution channels. Margo State Line commenced operations on February 16, 2005, and reported net sales of $1,119,000 for the second quarter ended June 30, 2005, and net sales of $1,743,000 for the period ended June 30, 2005. Margo State Line's income from operations was $237,000, for the second quarter ended June 30, 2005, and $392,000, for the period ended June 30, 2005. Margo State Line's net income was $237,000 for the quarter ended June 30, 2005, and $338,000, for the period ended June 30, 2005.

"Puerto Rico's operations are improving as planned. Net sales increased by $371,000, or 20%, in the second quarter of the year 2005, when compared with the first quarter of the year 2005.

"Puerto Rico's operations net sales for the second quarter ended June 30, 2005, were $2,159,000, an increase of approximately 11% or $208,000, in comparison with the second quarter ended June 30, 2004. Results of operations improved significantly, reporting a loss from operations of $69,000, for the second quarter ended June 30, 2005, compared to a loss from operations for the second quarter ended June 30, 2004, of $258,000. Net loss for the second quarter ended June 30, 2005, was $75,000, compared to a net loss of $212,000 for the second quarter ended June 30, 2004.

"Puerto Rico's operations net sales for the six months ended June 30, 2005, were $4,010,000, compared to net sales of $4,138,000, for the six months ended June 30, 2004. Results from operations improved, reporting a loss from operations of $175,000 for the six months ended June 30, 2005, compared to a loss from operations for the six months ended June 30, 2004, of $296,000. Net loss for the six months ended June 30, 2005, was $151,000, compared to a net loss of approximately $191,000 for the six months ended June 30, 2004."

For the six months ended June 30, 2005, the performance of Salinas Holdings, Inc., a joint venture in which the Company has a one-third equity interest, yielded almost identical results to those reported for the six months ending June 30, 2004. Net sales for Salinas Holdings amounted to $551,000 for the six months ended June 30, 2005, with a net income of $133,000 for the same period, compared to sales of $568,000 and net income of $140,000 for the same period of 2004. Sales and income were hurt during the second quarter of 2005 due to above-average rainfall, which curtailed the Company's ability to sell sod.

About Margo Caribe

Margo Caribe, Inc. and its subsidiaries are in the lawn and garden business. The Company is also engaged in the manufacturing and distribution of its own line of planting media and aggregates ("Rain Forest"), the distribution of lawn and garden products, including bark and premium mulch manufacturing and sale, and also in providing landscaping design and installation services. In addition, since 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico. The Company's real estate development subsidiary is in the process of obtaining the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

The Company's operations include: Margo Caribe, Inc. (the holding company); Margo Nursery Farms, Inc. ("Nursery Farms") ("d/b/a Margo Farms del Caribe"); Margo Landscaping & Design, Inc. ("Landscaping"); Margo Garden Products, Inc. ("Garden Products"); Rain Forest Products Group, Inc. ("Rain Forest"); Margo State Line, Inc. ("State Line"); Garrochales Construction and Development Corporation ("Garrochales Construction"); Margo Development Corporation, and one-third of the outstanding voting stock in Salinas Holdings, Inc., all Puerto Rico corporations except for State Line, which is a Florida corporation.

Forward-Looking Statements

When used in this press release or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "anticipates," "intends to," "will likely result," "expect," "are expected to," "will continue," "is anticipated," "believes," "estimate," "project," or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

MARGO CARIBE, INC. AND SUBSIDIARIES
Summary of Consolidated Financial Results

	Three months ended June 30,		Six months ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004 (Unaudited)
Net sales	$3,279,000	$1,951,000	$5,753,000	$4,138,000
Net income	$162,000	($212,000)	$186,000	($191,000)
Net income diluted per share	$0.07	($0.10)	$0.08	($0.09)
Weighted average number of common shares outstanding	2,279,814	2,193,470	2,275,913	2,190,077

CONTACT:
Luis Carrasquillo
Telephone: +1-787-883-2570, Ext. 1038

Source: Margo Caribe, Inc.

CONTACT: Luis Carrasquillo, Margo Caribe, Inc., +1-787-883-2570,
Ext. 1038